Exhibit 10.12

Personal & Confidential

September 13th, 2016

Eryk Spytek

Dear Eryk Spytek:

It is my pleasure to offer you the position of General Counsel & Corporate Secretary, Lamb Weston with an effective date of 10/3/2016. The details of this offer are as follows:

1)	Annual Salary: $400,000 payable bi-weekly, less applicable tax withholding.

2)	Annual Incentive Plan: You will be eligible to participate in the annual incentive program, in accordance with the plan provisions as they exist from time-to-time. The incentive opportunity will be targeted at 70% of your annual base salary, prorated from your hire date. You will receive plan documents outlining the specifics of the incentive plan.

3)	Sign-On: You will receive a sign-on bonus of $40,000, less required withholdings, payable within 30 days of your start date. Should your employment terminate voluntarily or involuntarily, except for reasons unrelated to employee performance and behavior, such as position elimination, within two years, 100% of this payment will be owed to the company.

4)	Restricted Stock Units: Upon the approval of the Human Resources Committee of the Board of Directors, you will receive a grant of restricted stock units (RSUs) valued at $600,000 on the date of grant, subject to the provisions of the applicable Stock Plan. These RSUs are scheduled to fully vest on the third anniversary of the grant date. Dividend equivalents are not earned or paid during the restriction period.

5)	Long Term Incentive: You will be eligible to participate in the company’s executive long term incentive program. All grant recommendations are based upon individual and company performance and are subject to approval from the HR Committee. The annual grant value for this position is currently targeted at $600,000.

6)	Vacation: You will be eligible for four weeks of vacation.

7)	Relocation Package: You will be eligible for the ConAgra Relocation Program, which includes a transition support payment in accordance with the Tier 3 relocation guidebook. This is considered compensation. This payment will be tax assisted. The attached Relocation Benefits Summary outlines the details of this program.

8)	Change-in-Control: In the event:

(1)	Of a sale of the Lamb Weston business to a third party prior to its spin-off from ConAgra Foods, Inc.;

(2)	The spin-off of the Lamb Weston business from ConAgra Foods, Inc. does not occur on or before December 31, 2016; or

(3)	The spin-off of the Lamb Weston business from ConAgra Foods, Inc. does occur but a Change in Control of Lamb Weston Holdings, Inc. occurs prior to the date such company’s Board of Directors (the “Board”) approves a change in control severance program for the benefit of executive officers, you will receive a lump sum payment equal to two times your Target Cash Compensation. “Target Cash Compensation” shall equal the sum of your annual base salary plus your target bonus as a percentage of your annual base salary for the fiscal year in which the triggering event in clause (1)-(3) occurs, provided you experience an involuntary separation from service (as described in Treasury Regulation Section 1.409A-1(n)(1)) without Cause and such involuntary separation from service occurs within eighteen (18) months following the applicable event. The lump sum payment will be made within 60 days following your separation from service.

Change in Control of Lamb Weston Holdings, Inc. means one of the following events: (1) individuals who constitute the Board immediately following the spin-off cease to constitute at least a majority of the Board, with exceptions made for anyone becoming a director with the approval of a majority of the incumbent directors; or (2) consummation of a reorganization, merger or consolidation in which Lamb Weston Holdings, Inc.’s stockholders do not retain more than 50% of the voting power of the resulting company.

“Cause” means personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, the willful commission of any act that in the judgment of the Board would likely cause substantial economic damage to Lamb Weston Holdings, Inc. or substantial injury to its business reputation, or material breach of any provision of any agreement between you and Lamb Weston Holdings, Inc. or ConAgra Foods, Inc.

9)	Retirement Programs and Benefits: You will be eligible to participate in the ConAgra Foods, Inc. Retirement Income Savings Plan according to the plan provisions.

10)	Employee Benefits: Your salary will be supplemented with the benefit package described in the information enclosed.

11)	Pre-Employment Screening: This offer is contingent upon your successful completion of our pre-employment drug screening and background screening.

We look forward to your favorable response, which you can indicate by signing and returning a copy of this letter. Eryk, I look forward to your joining the team. I am confident you will have the opportunity to find a successful and personally rewarding career at ConAgra Foods. Please call if you have any questions about our offer.

Sincerely,

Tom Werner

CEO, Lamb Weston

ConAgra Foods, Inc.

JD

Enclosures

cc: Gabriela Gutierrez

Offer Acceptance

I accept this offer of employment. In so doing, I understand and agree that my employment with ConAgra Foods is at-will, that I am not employed for any specified duration and that my employment may be terminated by myself, or the Company at any time, with or without cause and with or without notice

/s/ Eryk Spytek	15 September 2016
Signature	Date